SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2010

TRANS WORLD ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-14818	14-1541629

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

38 Corporate Circle, Albany, New York		12203

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (518) 452-1242

None

(Former name or former address, if changed since last report.)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

          On April 15, 2010, Trans World Entertainment Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and other lenders, under which the lenders committed to provide up to $100.0 million in loans under a secured revolving credit facility (the “Credit Facility”). The Credit Agreement amends and restates the Company’s existing Credit Agreement dated as of January 5, 2006 (as amended by the First Amendment to Credit Agreement, dated as of March 23, 2006, and by the Second Amendment to Credit Agreement, dated as of October 20, 2006). Bank of America, N.A. is the collateral agent; it and Wells Fargo Retail Finance, LLC are co-documentation agents.

          The Credit Facility will be secured by a first priority security interest in substantially all of the assets of the Company, including inventory, accounts receivable, cash and cash equivalents, intellectual property and certain other collateral of the borrowers and the guarantor under the Credit Facility (collectively, the “Credit Facility Parties”) and a first priority pledge of equity interests in certain of the Company’s subsidiaries.

          The commitments by the lenders under the Credit Facility are subject to borrowing base and availability restrictions. Up to $15 million of the Credit Facility may be used for the issuance of letters of credit and up to $10 million of the Credit Facility may be used for the making of swing line loans.

          Interest under the Credit Facility will accrue, at the election of the Company, at a Base Rate or LIBO Rate, plus, in each case, an Applicable Margin, which is determined by reference to the level of Availability as defined in the Credit Agreement, with the Applicable Margin for LIBO Rate loans ranging from 4.00% to 4.50% and the Applicable Margin for Base Rate loans ranging from 3.00% to 3.50%. In addition, a commitment fee of 0.75% is payable on unused commitments. Letter of credit fees are payable on the maximum daily amount to be drawn under a letter of credit at a rate equal to the Applicable Margin for LIBO Rate Loans ranging from 4.00% to 4.50%.

          The Credit Agreement limits the Company’s ability to incur additional indebtedness, create liens, make investments, make restricted payments or specified payments and merge or acquire assets, among other things.

          The Credit Agreement contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, customary ERISA defaults, certain events of bankruptcy and insolvency, judgment defaults, the invalidity of liens on collateral, change in control, cessation of business or the liquidation of material assets of the Credit Facility Parties taken as a whole, the occurrence of an uninsured loss to a material portion of collateral and failure of the obligations under the Credit Facility to constitute senior indebtedness under any applicable subordination or intercreditor agreements.

          The proceeds from the Credit Facility will be used by the Company for working capital, to finance capital expenditures and for other general corporate purposes.

          The Company will pay certain customary fees and expenses in connection with obtaining the lenders’ commitments pursuant to the terms of a related fee letter.

          The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

          (c) EXHIBITS. The following are furnished as Exhibits to this Report:

Exhibit No.	Description

4.1	Amended and Restated Credit Agreement between Trans World Entertainment Corporation and Bank of America N.A. dated April 15, 2010.

                    SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANS WORLD ENTERTAINMENT CORPORATION

/s/ John J. Sullivan
Date:	April 15, 2010
John J. Sullivan
Executive Vice President-Finance, Chief Financial Officer and Secretary